UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 28, 2014

EASTGROUP PROPERTIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	1-07094	13-2711135
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

190 East Capitol Street, Suite 400, Jackson, MS 39201
(Address of Principal Executive Offices, including zip code)

(601) 354-3555
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 28, 2014, the Compensation Committee of the Board of Directors (the “Board”) of EastGroup Properties, Inc. (the “Company”) established the Company’s 2014 annual cash bonus and equity incentive performance goals and long-term equity incentive performance goals for the executive officers of the Company.
The performance goals were developed by the Compensation Committee with the assistance of a nationally recognized consulting firm who, among other things, benchmarked compensation practices of companies in the Company’s peer group and advised the Compensation Committee on appropriate compensation guidelines.
Adoption of Annual Cash Bonus and Equity Incentive Performance Goals
The annual cash bonus and equity incentive awards will be based on the Compensation Committee’s analysis of the Company’s funds from operations (FFO) per share, same property change, total shareholder return, certain Company-wide strategic objectives and individual objectives established by the Compensation Committee for each executive officer. In performing this analysis, the Compensation Committee will consider the Company’s financial and other performance, both on an absolute and relative basis, as well as general economic conditions in the Company’s markets and factors such as property acquisitions, dispositions, equity issuances, and debt financings during the year.
The annual cash bonus compensation that the Company’s named executive officers are eligible to receive are as follows:

Name	2014 Cash Bonus Compensation Estimated Future Payouts
	Threshold	Target	High
David H. Hoster II President and Chief Executive Officer	$332,750	$665,500	$998,250
N. Keith McKey Executive Vice President and Chief Financial Officer	$162,000	$324,000	$486,000
John F. Coleman Senior Vice President	$105,000	$210,000	$315,000
William D. Petsas Senior Vice President	$102,000	$204,000	$306,000
Brent W. Wood Senior Vice President	$105,000	$210,000	$315,000
The actual amount of the annual cash bonuses is subject to change, or elimination entirely, in the Compensation Committee’s discretion.
Annual equity incentive awards will be paid in stock that will vest 20% on the date of grant, which is expected to be in March 2015, and generally will vest 20% on each of January 1, 2016, 2017, 2018 and 2019. All awards of stock will be under and in accordance with the Company’s 2013 Equity Incentive Plan. The stock awards will be based on a specified dollar amount divided by the closing price of the Company’s Common Stock for December 31, 2013. The annual equity incentive awards that the Company’s named executive officers are eligible to receive for 2014 are as follows:

Name	2014 Annual Equity Incentive Awards Estimated Future Payouts (# of restricted shares)
	Threshold	Target	High
David H. Hoster II	5,744	11,488	17,232
N. Keith McKey	2,796	5,593	8,389
John F. Coleman	1,813	3,625	5,438
William D. Petsas	1,761	3,521	5,282
Brent W. Wood	1,813	3,625	5,438
The actual amount of the annual equity incentive awards is subject to change, or elimination entirely, in the Compensation Committee’s discretion.
Adoption of Long-Term Equity Incentive Performance Goals
The long-term equity incentive awards will be based on the Compensation Committee’s analysis of the Company’s total stockholder return, both on an absolute basis for 2014 as well as a relative basis compared to the NAREIT Equity Index, NAREIT Industrial Index and Russell 2000 Index over the five year period ending December 31, 2014.
The long-term equity incentive awards will be paid in stock that will vest 25% on the date of grant, which is expected to be in March 2015, and generally will vest 25% on each of January 1, 2016, 2017 and 2018. All awards of stock will be under and in accordance with the Company’s 2013 Equity Incentive Plan. The stock awards will be based on a specified dollar amount divided by the closing price of the Company’s Common Stock for December 31, 2013. The long-term equity incentive awards that the Company’s named executive officers are eligible to receive for 2014 are as follows:

Name	2014 Long-Term Equity Incentive Awards Estimated Future Payouts (# of restricted shares)
	Threshold	Target	High
David H. Hoster II	5,744	11,488	17,232
N. Keith McKey	2,796	5,593	8,389
John F. Coleman	1,813	3,625	5,438
William D. Petsas	1,761	3,521	5,282
Brent W. Wood	1,813	3,625	5,438
The actual amount of the long-term equity incentive awards is subject to change, or elimination entirely, in the Compensation Committee’s discretion.

Item 5.07    Submission of Matters to a Vote of Security Holders.
At the Annual Meeting of Stockholders held on May 29, 2014, the stockholders (i) elected the nine director nominees, (ii) approved, on an advisory basis, the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year, and (iii) approved, on an advisory basis, the compensation awarded to the Company’s Named Executive Officers for 2013.
The results of the voting for the nine director nominees were as follows:

Name	Affirmative	Withheld	Broker Non-Votes
D. Pike Aloian	25,594,339	571,569	2,771,945
H.C. Bailey, Jr.	24,844,635	1,321,273	2,771,945
H. Eric Bolton, Jr.	26,101,477	64,431	2,771,945
Hayden C. Eaves, III	25,600,243	565,665	2,771,945
Fredric H. Gould	25,592,435	573,473	2,771,945
David H. Hoster II	25,625,014	540,894	2,771,945
Mary E. McCormick	26,087,436	78,472	2,771,945
David M. Osnos	24,848,641	1,317,267	2,771,945
Leland R. Speed	25,575,279	590,629	2,771,945
The results for the advisory vote for the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year were as follows:

Affirmative	Negative	Abstentions
28,380,456	539,619	17,778
The results for the advisory vote on executive compensation for 2013 were as follows:

Affirmative	Negative	Abstentions	Broker Non-Votes
24,802,471	1,308,694	54,743	2,771,945

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    June 2, 2014

EASTGROUP PROPERTIES, INC.

By:	/s/BRUCE CORKERN
Bruce Corkern
Senior Vice President, Chief Accounting
Officer, Controller and Assistant Secretary